Exhibit 4.5

AMENDMENT 2015-1 TO THE
HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

The following amendments to the Hawaiian Electric Industries Retirement Savings Plan add a Roth contribution feature and a Roth in-Plan conversion feature.  These amendments are effective February 1, 2015.

1.                                      Article II is amended and restated in its entirety to read as attached hereto.

2.                                      A new Section 3.1(d)(vi) is added to read as follows:

(vi)                              Special Rule for Roth Salary Reduction Contributions.  To the extent excess contributions are distributed to an HCE under this Section 3.1(d) for a Plan Year that includes both pre-tax Salary Reduction Contributions and Roth Salary Reduction Contributions, the excess contributions shall be distributed in the following order of priority: (A) first, any pre-tax Salary Reduction Contributions shall be distributed, and (B) second, Roth Salary Reduction Contributions shall be distributed.  In accordance with Treasury Regulations, the principal amount of any Roth Salary Reduction Contributions shall not be includible in gross income, but any income allocable to the distribution shall be includible in gross income.

3.                                      A new Section 3.2(a)(iv) is added to read as follows:

(iv)                              Special Rule for Roth Salary Reduction Contributions.  To the extent excess elective deferrals are distributed under Section 3.2(a)(ii) for a Plan Year that includes both pre-tax Salary Reduction Contributions and Roth Salary Reduction Contributions, the excess elective deferrals shall be distributed in the following order of priority: (A) first, any pre-tax Salary Reduction Contributions shall be distributed, and (B) second, Roth Salary Reduction Contributions shall be distributed.  In accordance with Treasury Regulations, the principal amount of any Roth Salary Reduction Contributions shall not be includible in gross income, but any income allocable to the distribution shall be includible in gross income.

4.                                      A new sentence is added at the end of Section 4.5(c) to read as follows:

A Participant’s Roth Contribution Subaccounts and Roth In-Plan Conversion Subaccount (defined in Section 6.11.A) will be included in determining a Participant’s maximum loan amount and are available sources for loans.

5.                                      Section 6.9(a) is restated in its entirety to read as follows:

(a)                                 Withdrawals from Participant Voluntary, Voluntary HEISOP, After-Tax Rollover, Roth Rollover, and IRA Subaccounts.  A Participant may at any time request (in accordance with procedures approved by the Administrative Committee) a withdrawal from the following Subaccounts: Participant Voluntary, Voluntary HEISOP, After-Tax Rollover, Roth Rollover, and IRA.  Any withdrawal will be processed as soon as administratively practicable after the request is made.

6.                                      A new Section 6.11(d) is added to read as follows:

(d)                                 Special Rules for Direct Rollovers from Roth Contribution Subaccounts.  For purposes of applying this Section 6.11 to Roth Contribution Subaccounts, the following special rules shall apply:

(i)                                     The $200 threshold for Eligible Rollover Distributions in Section 6.11(a)(i)(D) shall be applied separately to a Participant’s Roth Contribution Subaccounts and to the remainder of a Participant’s Account.

(ii)                                  A Direct Rollover from a Roth Contribution Subaccount may be made only to a Roth IRA (a Roth individual retirement account or Roth individual retirement annuity) or a designated Roth account in (A) a qualified retirement plan described in Code Section 401(a), (B) an annuity contract described in Code Section 403(b), or (C) an eligible deferred compensation plan under Code Section 457(b) that is maintained by a state, a political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, that will accept the Direct Rollover.

(iii)                               The Plan Administrator shall provide a 402(f) Notice that describes rollover rights with respect to the Participant’s Roth Contribution Subaccount.

7.                                      A new Section 6.11.A is added to read as follows:

Section 6.11.A                             Roth In-Plan Conversions

After a Participant has had a distributable event (e.g., attainment of age 59½ or severance from employment), the Participant may make a direct rollover of the vested portion of any Subaccount (other than a Roth Contribution Subaccount) to a separate account established by the Trustee (a “Roth In-Plan Conversion Subaccount”).  The direct rollover will be subject to income tax at the time of rollover to the same extent as a direct rollover outside of the Plan to a Roth IRA.  A Roth in-Plan conversion is permitted only for active and terminated, vested Participants and only with respect to an amount that would be an Eligible Rollover Distribution, as defined in Section 6.11(a)(i) above, if it were distributed or rolled over outside of the Plan.  Surviving spouses, other Beneficiaries, and alternate payees may not make Roth in-Plan conversions.  If a Participant has an outstanding Plan loan, the loan balance is not eligible for Roth in-Plan conversion.  Before a Participant makes a Roth in-Plan conversion, the Plan Administrator shall provide the Participant with a 402(f) Notice that describes the tax effects of a Roth in-Plan conversion.  An election to make a Roth in-Plan conversion is irrevocable once the direct rollover has been made.  Roth In-Plan Conversion Subaccounts are subject to the same distribution and withdrawal rules and restrictions as Roth Contribution Subaccounts.

8.                                      Section 12.5 is restated in its entirety to read as follows:

12.5                        “Catch-up Contribution” means a pre-tax or Roth Salary Reduction Contribution made on behalf of a catch-up eligible Participant that is in excess of an otherwise applicable Plan limit.  An otherwise applicable Plan limit is a limit in the Plan that applies to Salary Reduction Contributions without regard to Catch-up Contributions, such as the limit on annual additions in Section 415(c) of the Code, the dollar limitation under Section 402(g) of the Code, or the limit imposed by the actual deferral percentage test in Section 401(k)(3) of the Code.

9.                                      Section 12.29 is restated in its entirety to read as follows:

12.29                 “Regular Salary Reduction Contributions” include both pre-tax and Roth Salary Reduction Contributions.

10.                               Section 12.32 is restated in its entirety to read as follows:

12.32                 “Salary Reduction Contributions” means a Participant’s affirmative elective contributions and default elective contributions described in Sections 2.1, 2.2, and 2.3.

11.                               The following definition is added in Article XII:

“Qualified Roth Distribution” means a distribution from a Roth Subaccount that is made after the Participant attains age 59½ (or because of the death or Disability of the Participant) and after the five-taxable-year period (i.e., five consecutive calendar years) beginning January 1 of the first year in which the Participant made a designated Roth Salary Reduction Contribution or a Roth in-Plan conversion.

TO RECORD the adoption of these amendments, Hawaiian Electric Industries, Inc. has executed this document January 28, 2015.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

/s/ Chester A. Richardson
Its Executive Vice President, General Counsel, Secretary & Chief Administrative Officer

ARTICLE II
CONTRIBUTIONS

There are three types of possible contributions to the Plan.  Salary Reduction Contributions (which include pre-tax and Roth Regular Salary Reduction Contributions and pre-tax and Roth Catch-up Contributions) and Rollover Contributions may be made by all Participants.  Matching Contributions are made only for Participants who are first employed by a Participating Employer after April 30, 2011, or who are deemed to be new Employees after April 30, 2011, under Section 1.2 of the HEI Retirement Plan.

Section 2.1                                    Salary Reduction Contributions

Each Participating Employer shall make Salary Reduction Contributions in accordance with this Section 2.1 (affirmative pre-tax elections), Section 2.2 (automatic enrollment), and Section 2.3 (affirmative Roth elections).

(a)                                 Salary Reduction Election.  An Eligible Employee who has met the requirements for participation in Section 1.1(a) or (b), as applicable, may begin making Salary Reduction Contributions by making an affirmative salary reduction election.  A salary reduction election is an election by the Participant to forego taxable cash compensation in return for a pre-tax or Roth contribution of equal amount to the Participant’s Account in the Plan.  A Participant’s affirmative salary reduction election becomes effective as soon as practicable following its completion and submission in accordance with procedures approved by the Administrative Committee, but only with respect to amounts that are not “currently available” to the Participant at the time the election is made.  An amount is “currently available” if it has been paid to the Participant or if the Participant is able currently to receive the amount at the Participant’s discretion.

(b)                                 Pre-tax, Regular Salary Reduction Contributions.  A Participant may elect to make pre-tax, Regular Salary Reduction Contributions of up to 30% of the Participant’s Compensation for the period in the Plan Year during which he or she is a Participant.  In addition to this percentage limitation, a Participant’s Regular Salary Reduction Contributions are subject to the limitations in Article III of the Plan.

(c)                                  Catch-up Contributions.  Any Participant who will have attained age 50 before the end of the Plan Year (a “catch-up eligible Participant”) is eligible as of the first day of the Plan Year to make Catch-up Contributions in accordance with, and subject to the limitations in, Section 3.2(b) of the Plan and Section 414(v) of the Code.  Catch-up Contributions are not subject to the 30%-of-Compensation limit that applies to Regular Salary Reduction Contributions, but total Salary Reduction Contributions (Regular Salary Reduction Contributions plus Catch-up Contributions) may not exceed 75% of a Participant’s Compensation.

Catch-up Contributions are not subject to the limits on annual additions, are not counted in the ADP test, and are not counted in determining the minimum allocation under Section 416 of the Code (but Catch-up Contributions made in prior years are counted in determining whether the Plan is top-heavy).

A catch-up eligible Participant may elect to make Catch-up Contributions for the Plan Year regardless of whether his or her Regular Salary Reduction Contributions have yet reached the Plan limitation set forth in Section 2.1(b) or the Code limitations set forth in Sections 3.2 or 3.4.  However, if such catch-up eligible Participant’s Regular Salary Reduction Contributions do not reach at least one of those limits by the end of the Plan Year, the Catch-up Contributions shall be recharacterized as Regular Salary Reduction Contributions to the extent necessary to meet the requirements of Section 414(v) of the Code.

(d)                                 Amendment or Revocation of a Salary Reduction Election.  A Participant may amend or revoke a salary reduction election for any reason, such changes to take effect prospectively beginning with the first payroll period in which it is administratively practicable to effect the change.  If a Participant voluntarily terminates a salary reduction election, the Participant may resume Salary Reduction Contributions by making and submitting a new election.  A Participating Employer or the Administrative Committee may also revoke or amend a salary reduction election to prevent the Participant from exceeding one of the maximum limitations described in Article III or in the event of a conflict between the Participant’s salary reduction election and other payroll deductions authorized by the Participant or required by law.  The Administrative Committee may adopt and modify rules and procedures for salary reduction elections.  Such rules and procedures will control in the event of any conflict between the rules and procedures and this Section 2.1.

(e)                                  Application of Section 401(a)(17) Limit.  Section 401(a)(17) of the Code limits the amount of Compensation that may be taken into account in determining contributions for a Plan Year, and this limit is reflected in the definition of Compensation in Article XII.  The limit applies on an annual basis.  However, salary reduction elections are applied on a payroll period basis.  In accordance with Section 2.1(d), a Participant may change the salary reduction percentage in effect at any time.  Since contributions are limited by dollar amount under Section 402(g) of the Code ($18,000 for 2015), the Section 402(g) limit will apply to stop contributions before a Participant is limited by the Plan’s 30% limit on Compensation, as capped by Section 401(a)(17) of the Code ($265,000 for 2015).

Example:  Participant A, age 45, earns $12,000 per payroll period.  For the first twenty payroll periods in 2015, Participant A has a salary reduction election in effect to contribute 4% of Compensation ($480) to the Plan.  By the end of the twentieth payroll period, Participant A has contributed $9,600 to the Plan.  Beginning with the twenty-first payroll period, Participant A decides to maximize her Salary Reduction Contributions for the year up to the Section 402(g) limit.  Participant A increases her contributions to 15% of Compensation.  During the next five payroll periods, Participant A contributes a total of $8,400 to the Plan, reaching the 402(g) limit.  During the year, Participant A has not contributed in excess of 30% of the Section 401(a)(17) limit.

(f)                                   No Other Benefits Conditioned on Salary Reduction Election.  No other employee benefit, including, but not limited to, benefits under a defined benefit plan, non-elective employer contributions to a defined contribution plan (other than Matching Contributions), the availability, cost, or amount of health benefits, vacations or vacation pay, life insurance, dental benefits, legal services plans, loans (including Plan loans), financial planning services, subsidized retirement benefits, stock options, property subject to Code Section 83, or dependent care assistance, shall be directly or indirectly conditioned upon any Participant making a salary reduction election.

(g)                                  Deposit of Salary Reduction Contributions.  The Participating Employers shall deposit Salary Reduction Contributions with the Trustee on the earliest date such contributions can reasonably be segregated from the Participating Employer’s general assets.

(h)                                 No Prefunding of Salary Reduction Contributions.  In accordance with Section 1.401(k)-1(a)(3)(iii) of the Treasury Regulations, the Participating Employers may not make Salary Reduction Contributions prior to the Participant’s salary reduction election and the Participant’s performance of service with respect to which the Salary Reduction Contributions are made.  However, this “prefunding” limitation shall not apply to contributions that are made due to bona fide administrative considerations as provided in the Treasury Regulations.

Section 2.2                                    Eligible Automatic Contribution Arrangement

(a)                                 “Covered Employees”.  There are two categories of Eligible Employees who are “covered employees,” as defined in Section 1.414(w)-1(e)(3) of the Treasury Regulations, in the eligible automatic contribution arrangement (“EACA”) established under this Section 2.2.  The first category of “covered employees” are Eligible Employees who: (i) first performed one Hour of Service with a Participating Employer after April 30, 2011 and before January 1, 2015, or who are treated as such under Section 1.2 of the HEI Retirement Plan; (ii) have never made an affirmative salary reduction election; and (iii) do not make an affirmative salary reduction election (i.e., an election to contribute any percentage of Compensation as a Salary Reduction Contribution or an election to opt-out of automatic enrollment) during the “Election Period” described in Section 2.2(b).  The second category of “covered employees” are Eligible Employees who first perform one Hour of Service with a Participating Employer after December 31, 2014, and who do not make an affirmative salary reduction election (i.e., an election to contribute any percentage of Compensation as a Salary Reduction Contribution or an election to opt-out of automatic enrollment) during the “Election Period” described in Section 2.2(b).  “Covered employees” are referred to as “EACA Participants” in this Plan.

(b)                                 Election Period; Automatic Enrollment Date; Default Election.  Every Eligible Employee who is eligible for the EACA shall be given a 60-day election period to opt-out of automatic enrollment or to make an affirmative salary reduction election.   The 60-day election period begins on the date the “EACA Notice,” described in Section 2.2(e), is provided to the Eligible Employee.  If, at the end of the 60-day election period, the Eligible Employee has not opted out of automatic enrollment or made an affirmative salary reduction election, the Eligible Employee shall be deemed to have elected to become an “EACA Participant” and to have made a default salary reduction election to contribute 3% of his or her Compensation as a pre-tax, Regular Salary Reduction Contribution, and the 60th day of the election period shall be the

EACA Participant’s “Automatic Enrollment Date”.   The EACA Participant’s default salary reduction election shall become effective as soon as administratively practicable following the EACA Participant’s Automatic Enrollment Date.

(c)                                  Termination of EACA Participant Status

(i)                                     General Rules.  An EACA Participant’s default salary reduction election will continue until the EACA Participant makes an affirmative election to change (increase, decrease, or stop) the default Salary Reduction Contributions, at which point the Participant will no longer be an EACA Participant.  Any change in an EACA Participant’s default salary reduction election will take effect as soon as administratively practicable after the change in accordance with Section 2.1(d) (setting forth the Plan’s normal rules for changes in salary reduction elections).  If an EACA Participant qualifies for and takes a hardship distribution, the EACA Participant will also cease to be an EACA Participant.  After the Salary Reduction Contributions have been suspended for six months, the Participant will have to make an affirmative election to recommence Salary Reduction Contributions.

(ii)                                  Rehired EACA Participants.  If an Eligible Employee is an EACA Participant when the Eligible Employee terminates employment with the Participating Employers and the Eligible Employee is subsequently re-employed as an Eligible Employee, the Eligible Employee will again be an EACA Participant and default pre-tax, Regular Salary Reduction Contributions shall commence immediately upon rehire.  If an Eligible Employee is not an EACA Participant when the Eligible Employee terminates employment with the Participating Employers (either because the Eligible Employee was never an EACA Participant or because the Eligible Employee’s EACA Participant status had terminated), the Eligible Employee will not be an EACA Participant if the Eligible Employee is re-employed by a Participating Employer and must make an affirmative salary reduction election to commence or re-commence participation in the Plan.

(d)                                 Reasonable Opportunity To Make an Affirmative Election.  An EACA Participant shall have a reasonable opportunity after receipt of the EACA Notice to opt-out of automatic enrollment or to make an affirmative salary reduction election.  The rules in Section 2.2(b) are intended to meet this requirement.

(e)                                  Advance Notice Requirement.  At least 30 days, but not more than 90 days, before the beginning of each Plan Year the Plan Administrator shall provide each EACA Participant with a comprehensive notice (the “EACA Notice”) of the EACA Participant’s rights and obligations under the EACA.  If an Eligible Employee becomes an EACA Participant after the 90th day before the beginning of the Plan Year and does not receive the EACA Notice for that reason, the EACA Notice will be provided no more than 90 days before the Eligible Employee becomes an EACA Participant but not later than the date the Eligible Employee becomes an EACA Participant.  The EACA Notice shall (1) describe the EACA Participant’s right to opt-out of automatic enrollment or to make an affirmative salary reduction election; (2) state that a default pre-tax, Regular Salary Reduction Contribution equal to 3% of the EACA Participant’s Compensation shall be made in the absence of an affirmative election; (3) describe how the default Salary Reduction Contributions will be invested in the absence of affirmative investment instructions from the EACA Participant; and (4) describe the EACA Participant’s right to elect a withdrawal of default contributions in accordance with Section 2.2(g).

(f)                                   Default Investment.  In the absence of investment directions from an EACA Participant, the EACA Participant’s default Salary Reduction Contributions shall be invested in the qualified default investment alternative described in Section 4.3(c).

(g)                                  Elective Withdrawal of Default Salary Reduction Contributions

(i)                                     Election.  No later than 90 days after an EACA Participant’s Automatic Enrollment Date (which will occur earlier than 90 days after default Salary Reduction Contributions are first withheld from the EACA Participant’s pay), the EACA Participant may elect to withdraw all of the default Salary Reduction Contributions made to the EACA Participant’s Account, as adjusted for earnings and losses to the date of the withdrawal.  An EACA Participant’s election to withdraw default Salary Reduction Contributions shall be effective as soon as administratively practicable after the election but no later than the earlier of (1) the pay date for the second payroll period that begins after the date the election is made or (2) the first pay date that occurs at least 30 days after the election is made.

(ii)                                  Deemed Election To Stop Default Salary Reduction Contributions.  Unless the EACA Participant affirmatively elects otherwise, any withdrawal request under this Section 2.2(g) shall be treated as an affirmative election to stop making Salary Reduction Contributions to the Participant’s Account.  Any EACA Participant who withdraws his or her default Salary Reduction Contributions under this Section 2.2(g) shall no longer be an EACA Participant and will have to make an affirmative election to continue or recommence Salary Reduction Contributions.

(iii)                               No Effect on Section 402(g) Limit or ADP Test.  Any default Salary Reduction Contributions withdrawn under this Section 2.2(g) are not counted towards the dollar limitation on elective deferrals set forth in Section 402(g) of the Code and described in Section 3.2 of the Plan.  Furthermore, such withdrawn default Salary Reduction Contributions are not taken into account in performing the ADP test described in Section 3.1 of the Plan.

(iv)                              Effect on Matching Contributions.  Matching Contributions that would otherwise be allocated to an EACA Participant’s Account will not be allocated to the extent the EACA Participant withdraws his or her default Salary Reduction Contributions under this Section 2.2(g), and any Matching Contributions that have already been made on account of default Salary Reduction Contributions that are later withdrawn shall be forfeited.

(h)                                 Preemption of State Wage Laws.  Section 514(e) of ERISA preempts any state wage law (or any other state law) that would directly or indirectly prohibit an automatic contribution arrangement (i.e., the withholding of wages without the Employee’s express written consent).

Section 2.3                                    Roth Salary Reduction Contributions

A Participant making an affirmative salary reduction election in accordance with Section 2.1(a) may designate all or a portion of the Participant’s Salary Reduction Contributions (including Catch-up Contributions) as Roth Salary Reduction Contributions if the following conditions are satisfied:

(a)                                 Irrevocable Election.  The Participant’s designation must be made before the Salary Reduction Contributions are withheld from the Participant’s Compensation in accordance with procedures approved by the Administrative Committee.  Once Roth Salary Reduction Contributions are withheld from the Participant’s Compensation, the designation is irrevocable.  However, the election may be changed with respect to future Salary Reduction Contributions in accordance with Section 2.1(d) (setting forth the Plan’s normal rules for changes in salary reduction elections).  To the extent a Participant does not affirmatively designate Salary Reduction Contributions as Roth Salary Reduction Contributions, such contributions shall constitute pre-tax Salary Reduction Contributions.  All Salary Reduction Contributions for EACA Participants (i.e., Participants who have been automatically enrolled in the Plan in accordance with Section 2.2) shall constitute pre-tax, Regular Salary Reduction Contributions.

(b)                                 After-Tax Treatment by the Participating Employers.  The Participating Employers shall treat any Roth Salary Reduction Contributions as includible in the Participant’s income (i.e., treat as wages subject to applicable income and employment tax withholding) at the time the Participant would have received the contributed amounts in cash but for the salary reduction election.

(c)                                  Separate Accounting.  In accordance with Section 4.2, the Trustee or an affiliate of the Trustee shall establish and maintain one or more Roth Contribution Subaccounts (by whatever names or designations the Trustee deems appropriate) for each Participant who elects to make Roth Salary Reduction Contributions to the Plan.  The Roth Contribution Subaccounts shall include a record of the Participant’s “investment in the contract” (i.e., Roth Salary Reduction Contributions that have not been distributed).  Gains, income, losses, and other credits or charges shall be separately allocated on a reasonable and consistent basis among the Roth Contribution Subaccounts and all other Subaccounts.  However, no forfeitures shall be allocated to any Roth Contribution Subaccount.  The separate accounting requirement described in this paragraph shall be applicable at the first time any Roth Salary Reduction Contribution is made and shall continue until the Roth Contribution Subaccounts are completely distributed.

(d)                                 Coordination with Salary Reduction Contribution Rules.  Except as otherwise provided hereunder, the Participant’s Roth Salary Reduction Contributions shall be subject to all Plan requirements applicable to pre-tax Salary Reduction Contributions.  For example, except as otherwise provided hereunder, the Roth Salary Reduction Contributions shall constitute Salary Reduction Contributions for purposes of: (i) the affirmative election procedures under Section 2.1(a); (ii) the 30% Plan limit on Regular Salary Reduction Contributions in Section 2.1(b); (iii) the nondiscrimination tests and rules under Section 3.1; (iv) the calendar-year dollar limitation under Section 402(g) of the Code and Section 3.2(a) of the Plan ($18,000 in 2015); (v) the Catch-up Contribution provisions in Section 414(v) of the Code and Sections 2.1(c) and 3.2(b) of the Plan; (vi) any allocation of Matching Contributions under the Plan; (vii) the limitations under

Section 415(c) of the Code that are described in Section 3.4; (viii) the minimum distribution rules in Section 401(a)(9) of the Code and Section 6.8 of the Plan; (ix) full vesting of Salary Reduction Contributions under Section 5.1(a); and (x) the determination of Top-Heavy Plan status under Article XI.

Section 2.4                                    Matching Contributions for Participants First Employed by a Participating Employer After April 30, 2011 (or Deemed To Be New Employees After April 30, 2011, Under Section 1.2 of the HEI Retirement Plan)

A Participant who is first employed by a Participating Employer after April 30, 2011, or who is deemed to be a new Employee of a Participating Employer after April 30, 2011, under Section 1.2 of the HEI Retirement Plan, shall be eligible for the Matching Contributions described in this Section 2.4.  Any Participant who was first employed by a Participating Employer prior to May 1, 2011, and who is not deemed to be a new Employee after April 30, 2011, under Section 1.2 of the HEI Retirement Plan, is not eligible for the Matching Contributions described in this Section 2.4.

(a)                                 Amount.  The Participating Employers shall match the Salary Reduction Contributions of their eligible Participants on the following basis: a 50% match on the first 6% of annual Compensation deferred by the Participant (i.e., maximum Matching Contribution of 3% of the Participant’s annual Compensation).  Since Section 12.8 limits the Compensation taken into account in determining contributions to Compensation earned after an Eligible Employee becomes a Participant, in a Participant’s first year of participation, Compensation earned before the Participant begins participation shall not be counted in the Participant’s annual Compensation for purposes of calculating the Participant’s Matching Contribution.

(b)                                 Matching Contributions on Catch-up Contributions.  Catch-up Contributions are treated as “elective deferrals” under the Code and Treasury Regulations.  Accordingly, Catch-up Contributions are eligible for Matching Contributions.  However, since Matching Contributions are made only on the first 6% of Compensation deferred, so long as the interplay of the limitations in Sections 401(a)(17) and 402(g) of the Code make it impossible for Catch-up Contributions to be within the first 6% of a Participant’s Compensation, no Matching Contributions shall be made on Catch-up Contributions.

(c)                                  Deposit of Matching Contributions; True-up.  The Participating Employers will pay the Matching Contributions to the Trustee no later than the due date, including extensions thereof, for filing the Company’s tax return for the taxable year with respect to which the Matching Contributions are made.  If the Participating Employers pay the Matching Contributions to the Trustee prior to the end of the year with respect to which the Matching Contributions are made, the Participating Employers shall true-up the Matching Contributions at or after the end of the year to make sure that each Participant received a Matching Contribution equal to 50% of the first 6% of annual Compensation deferred by the Participant for the year.

(d)                                 Application of Section 401(a)(17) Limit.  The dollar limit in effect under Section 401(a)(17) of the Code shall be applied on an as-earned basis.  This means that once a Participant has earned Compensation equal to the dollar limit under Section 401(a)(17) for the Plan Year, no further Matching Contributions shall be made for that Participant for the Plan Year.

Section 2.5                                    Return of Contributions

(a)                                 Mistake of Fact.  If a contribution is made because of a mistake of fact, the contribution may be returned within one year after the contribution is made.  The amount that may be returned is the amount contributed over the amount that would have been contributed had no mistake of fact occurred.  Earnings on mistaken Matching Contributions may not be returned, but losses attributable thereto reduce the amount returned.  Mistaken Regular Salary Reduction and Catch-up Contributions shall be adjusted for earnings or losses.

(b)                                 Loss of Deduction.  If a Matching Contribution is not deductible under the Code, such contribution (to the extent the deduction is disallowed) may be returned to the Participating Employer within one year after the disallowance of the deduction.  Earnings on nondeductible contributions may not be returned, but losses attributable thereto reduce the amount returned.

Section 2.6                                    Rollover Contributions

(a)                                 Direct Rollovers.  A Participant or an Eligible Employee (whether or not a Participant) may make a “direct rollover” to the Plan of an “eligible rollover distribution” from: (i) a retirement plan qualified under Section 401(a) of the Code; (ii) an annuity plan described in Section 403(a) of the Code; (iii) an annuity contract described in section 403(b) of the Code; (iv) an individual retirement account or individual retirement annuity described in Section 408 of the Code; or (v) an eligible Section 457(b) deferred compensation plan established and maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

A “direct rollover” is a direct payment of an eligible rollover distribution by any reasonable means from the trustee, custodian, or annuity provider of the former plan or arrangement to the Trustee of this Plan.  For purposes of this Section 2.6, an “eligible rollover distribution” means a payment of cash, the full amount of which is not one of a series of periodic payments, is not a payment required to be distributed to the Participant under Section 401(a)(9) of the Code, and is not a hardship distribution from another plan.

The Administrative Committee may adopt reasonable standards and procedures for determining whether a proposed rollover is permissible.

(b)                                 Direct Rollovers from Designated Roth Accounts.  A Participant or an Eligible Employee may make a direct rollover from a designated Roth account in another tax-qualified 401(k) plan or 403(b) annuity or governmental 457(b) plan.  The Trustee shall separately account for any Roth contributions rolled over to the Plan.  Rollover contributions are not permitted from Roth IRAs.

(c)                                  Direct Rollovers of Other After-Tax Amounts.  The Plan may accept direct rollovers of other after-tax amounts from retirement plans qualified under Section 401(a) of the Code or from annuity contracts described in Section 403(b) of the Code.  The Trustee shall separately account for the after-tax portion of any direct rollover under this Section 2.6(c).

(d)                                 Traditional Rollovers.  The Administrative Committee may consider traditional rollovers by Eligible Employees.  To protect the tax-qualified status of the Plan, the

Administrative Committee may ask the Eligible Employee to provide an opinion of counsel or other evidence to establish that the requirements for a traditional rollover have been satisfied.

Section 2.7                                    USERRA Rights of Participants Returning from Qualified Military Service

If a Participant returns to employment with a Participating Employer following a leave of absence for Qualified Military Service, the Participant shall be eligible to have his or her military leave of absence counted as employment with the Participating Employer for purposes of Salary Reduction Contributions and Matching Contributions, as applicable.  The Administrative Committee has established written procedures to meet the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”).  These procedures establish rules permitting reemployed veterans to make up Salary Reduction Contributions upon their return to employment with a Participating Employer and granting makeup Matching Contributions for returning Participants who would have been entitled to Matching Contributions during the military leave of absence.  The USERRA procedures are incorporated herein by this reference and may be amended at any time without notice and without further amendment to the Plan.

Section 2.8                                    Qualified Nonelective Contributions

The Participating Employers may make qualified nonelective contributions if necessary to correct a qualification failure in accordance with the Employee Plans Compliance Resolution System.  A “qualified nonelective contribution” is an employer contribution that is 100% vested when made, that the Participant may not elect to receive in cash, and that is distributable only in accordance with the distribution restrictions applicable to Salary Reduction Contributions, except that qualified nonelective contributions may not be distributed on account of hardship.